Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 22, 2020

Relating to Preliminary Prospectus dated June 22, 2020

Registration No. 333-239345

BRP Group, Inc. Announces Proposed Follow-on Offering and Update on MGA of the Future Policies in Force

TAMPA, Fla. – June 22, 2020 — BRP Group, Inc. (“BRP” or the “Company”) (NASDAQ: BRP) today announced the proposed underwritten offering of 11,500,000 shares of its Class A common stock, subject to market conditions and other factors. BRP expects to grant the underwriters a 30-day option to purchase up to 1,725,000 additional shares of its Class A common stock at the public offering price, less the underwriting discounts and commissions.

In conjunction with this offering, BRP disclosed an update on “MGA of the Future” policies in force, which grew to 440,155 at June 22, 2020 from 401,520 at March 31, 2020.

BRP intends to use the net proceeds from the sale of 10,750,000 of the shares of Class A common stock offered in the offering to purchase newly issued membership interests of Baldwin Risk Partners, LLC (“LLC Units”) from Baldwin Risk Partners, LLC. Baldwin Risk Partners, LLC intends to use the proceeds from the sale of LLC Units to BRP as follows: (i) to pay fees and expenses in connection with the offering and (ii) for potential strategic acquisitions of, or investments in, other businesses or technologies that BRP believes will complement its current business and expansion strategies and other general corporate purposes, such as for working capital and at times paying down some amounts outstanding under its revolving line of credit.

BRP intends to use the net proceeds from the sale of the remaining 750,000 shares of Class A common stock offered in the offering to purchase 565,102 LLC Units from Lowry Baldwin, Chairman of BRP, 92,449 LLC Units from Elizabeth Krystyn and 92,449 LLC Units from Laura Sherman, each of whom is one of the Company’s founders.

J.P. Morgan, BofA Securities, Wells Fargo Securities and Jefferies are acting as joint book-running managers, and Keefe, Bruyette & Woods, A Stifel Company, Raymond James, William Blair, Dowling & Partners Securities LLC and Capital One Securities are acting as co-managers for the offering.

These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

BRP has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest you should read the prospectus in that registration statement and other documents BRP has filed with the SEC for more complete information about BRP and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

A copy of the preliminary prospectus is available here: https://www.sec.gov/Archives/edgar/data/1781755/000119312520175557/d937990ds1.htm

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204; BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Wells Fargo Securities, LLC, 500 West 33rd Street, New York, NY 10001, Attn: Equity Syndicate Department, or by telephone at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com; or Jefferies LLC, 520 Madison Avenue, 2nd Floor, New York, NY 10022, Attn: Equity Syndicate Prospectus Department, or by telephone at 1-877-821-7388 or by email at prospectus_department@Jefferies.com.

ABOUT BRP GROUP, INC.

BRP Group, Inc. (NASDAQ: BRP) is a rapidly growing independent insurance distribution firm delivering tailored insurance and risk management insights and solutions. BRP represents over 500,000 clients across the United States and internationally.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent BRP’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or BRP’s strategies or expectations, including those about the offering. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to,

those described under the caption “Risk Factors” in BRP’s Annual Report on Form 10-K for the year ended December 31, 2019, BRP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and the preliminary prospectus related to the offering, and in BRP’s other filings with the SEC, which are available free of charge on the Securities and Exchange Commission’s website at: www.sec.gov, including those factors relevant to this offering and BRP’s Class A common stock, debt obligations and related restrictions, liquidity, Partnership pipeline and business, financial condition and results of operations, as well as factors related to the potential effects of the COVID-19 pandemic on our business, financial condition and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to BRP or to persons acting on behalf of BRP are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and BRP does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

CONTACTS

INVESTOR RELATIONS

Investor Relations

(813) 259-8032 | IR@baldwinriskpartners.com

PRESS

Rachel Carr, Marketing Director

Baldwin Risk Partners

(813) 418-5166 | Rachel.Carr@baldwinriskpartners.com